Exhibit 99.1

FOLLOWING SEC CLARIFICATION ON LEASE ACCOUNTING, CKE RESTAURANTS, INC. ANNOUNCES RESTATEMENT OF PRIOR FINANCIAL STATEMENTS.

RESTATEMENT WILL NOT IMPACT INCOME STATEMENTS FOR FISCAL YEARS 2003, 2004 AND THE FIRST THREE QUARTERS OF FISCAL 2005

CARPINTERIA, Calif. – April 14, 2005 – CKE Restaurants, Inc. (NYSE: CKR) today announced adjustments it will be making in the course of restating certain of its prior period financial statements. The adjustments will have no impact on the Company’s cash flows, covenants under its senior credit facility or other debt instruments or the Company’s income statements for periods after fiscal 2002. The Company is not aware of any evidence that the restatement is due to any material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the securities laws.

As discussed in its press release and accompanying SEC filing on November 23, 2004, the Company previously discovered and corrected certain of its approaches to accounting for operating leases through a restatement of certain previously filed financial statements. CKE Restaurants, Inc., was among the first in its industry to announce the accounting change and accompanying restatement, and the Company’s action was followed by a flurry of restatement announcements from public companies in the restaurant industry and by other public companies whose operations require them to enter into large numbers of operating leases. In response, the American Institute of Certified Public Accountants (AICPA) asked the SEC to clarify its interpretation of certain lease accounting issues. The SEC issued a letter to the AICPA on February 7, 2005, in which the SEC set forth its views on proper lease accounting practices. The February 7 SEC letter addressed the lease accounting issues the Company had addressed in its restatement, but also went on to address other areas of lease accounting, and in that regard identified as incorrect another lease accounting practice which the Company had historically applied.

In prior periods, the Company had recognized rent expense for its operating leases using a lease term that commenced when actual rent payments began, which generally coincided with a point in time near the date the Company’s restaurants opened. This generally had the effect of excluding the build-out period of its restaurants (during which the Company typically made no rent payments) from the calculation of the period over which rent was expensed. Based upon the SEC’s position in its February 7 letter, the Company has determined that it should have recognized rent expense over a lease term that includes the build-out period, which, in most cases, will cause rent expense to be recognized sooner than previously reported.

Although the Company does not believe this error resulted in a material misstatement of the Company’s consolidated financial statements for any annual or interim period previously reported, the effects of correcting the cumulative error in the fiscal fourth quarter of 2005 would have been material to that period. The cumulative impact of the correction in accounting for leases is to increase accrued rent expense by approximately $2,400,000 for all fiscal periods through and including the Company’s 2002 fiscal year, and by approximately $250,000 in total for the Company’s 2003, 2004 and 2005 fiscal years. The Company will restate its previously filed consolidated financial statements for fiscal years 2002 and prior for the impact of the correction in accounting for leases for all periods through fiscal year 2002. Because the impact of the correction in accounting for leases for the Company’s 2003, 2004 and 2005 fiscal years is immaterial to each of these years and to the fourth quarter of fiscal 2005, the Company will record a charge of approximately $250,000 in the fourth quarter of fiscal 2005 to account for the increase in accrued rent expense for the Company’s 2003, 2004 and 2005 fiscal years.

The Company’s Annual Report on Form10-K for the fiscal year ended January 31, 2005 to be filed with the SEC will include disclosure of the effects of these adjustments. Due to the time and effort involved in determining the effect of these adjustments on the Company’s historical financial statements, the Company intends to file a Form 12b-25 and to delay the filing of its Annual Report on Form 10–K for the fiscal year ended January 31, 2005, which the Company expects to file as soon as possible but no later than the extended filing deadline of May 3, 2005.

The Company’s management will be available to discuss the restatement on a conference call and simultaneous webcast on Friday, April 15, 2005, at 9:00 a.m., Eastern Time. The conference call can be accessed by dialing (617) 614-4923 and using passcode 77356718. The webcast can be accessed at www.ckr.com under “Investors.”

As of the end of its fiscal third quarter on Nov. 1, 2004, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,183 franchised or company-owned restaurants in 44 states and in 13 countries, including 1,017 Carl’s Jr. restaurants, 2,047 Hardee’s restaurants and 101 La Salsa Fresh Mexican Grill restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.